Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

UP Fintech Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per ADS	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary share, par value US$0.00001 per share(1)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	$153.1 per million dollars	(2)
	Total Fee Previously Paid							(2)
	Total Fee Offsets							-
	Net Fee Due							(2)

(1)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-230186). Each American depositary share represents 15 Class A ordinary shares.
(2)
An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.